PRESS RELEASE

Investor Contact:	Media Contact:

Scott D. Peters President & CEO Healthcare Trust of America, Inc. 480.998.3478 scottpeters@htareit.com	Claire Koeneman President Financial Relations Board 312.640.6745 ckoeneman@mww.com

Healthcare Trust of America
Board of Directors Declares Dividends

Scottsdale, Arizona (December 11, 2009) – The Board of Directors of Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, declared cash dividends for the months of January, February, and March 2010. These distributions will be calculated based on the stockholders of record each day during such month and will equal a 7.25% annualized rate based on a share price of $10.00.

The payment date for the daily distributions for the period commencing January 1, 2010 and ending January 31, 2010 will be February 1, 2010. The payment date for the daily distributions for the period commencing February 1, 2010 and ending February 28, 2010 will be March 1, 2010. The payment date for the daily distributions for the period commencing March 1, 2010 and ending March 31, 2010 will be April 1, 2010.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. HTA has made 46 geographically diverse acquisitions valued at approximately $1.2 billion based on purchase price, which includes 154 buildings and two real estate-related assets. HTA’s portfolio totals approximately 6.5 million square feet, and includes 137 medical office buildings, four hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 20 states, including: Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Minnesota, Missouri, New Hampshire, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia and Wisconsin.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the HTA’s prospectus, as amended from time to time, and as detailed from time to time in the HTA’s periodic reports, as filed with the Securities and Exchange Commission.